Exhibit 99.1

Contact:
ShengdaTech, Inc.
Xiangzhi Chen
Tel: 86-21-58359979-8004
cxz@shengdatech.com
www.shengdatechinc.com

ShengdaTech Announces Receipt of NASDAQ Delisting Notice and Resignation of Acting CFO

SHANGHAI, April 29, 2011 ShengdaTech, Inc. (the “Company”) (Nasdaq: SDTH) today announced that it received a letter on April 20, 2011 from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“Nasdaq”) stating that based on the review of public documents and information provided by the Company, Nasdaq determined the continued listing of the Company’s securities on Nasdaq is no longer warranted.  The Nasdaq letter cited the following criteria as the reasons for the determination:

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public interest concerns under Nasdaq Listing Rule 5101 raised by the serious accounting and operational issues uncovered by KPMG, the Company’s independent registered public accounting firm; the deliberate and ongoing efforts of the Company’s management to obstruct an internal investigation into these matters; the Company’s failure to promptly disclose material information related to that investigation; and the Company’s violation of the rules setting forth the responsibilities and authority of the Audit Committee;

•	the Company’s failure to make prompt public disclosure of material developments relating to the investigation, as required by Nasdaq Listing Rule 5250(b)(1) and IM-5250-1;

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the Company’s violations of Nasdaq Listing Rule 5605(c)(3) and IM-5605 as well as the statutory responsibilities and authority of the Audit Committee set forth in Section 10A(m)(2) of the Securities and Exchange Act of 1934 caused by the obstructive conduct of the Company’s executive management and failure to provide for payment of the advisors engaged to assist with the internal investigation; and

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the Company’s failures to timely file with the Securities and Exchange Commission its Annual Report on Form 10-K for the period ended December 31, 2010, as required by Nasdaq Listing Rule 5250(c)(1), and to present a definitive plan that demonstrates its ability to regain compliance within the time period permitted under Nasdaq’s Listing Rules.

The Company requested an appeal of this determination by submitting a hearing request to the Hearings Department of Nasdaq and a hearing has been set for May 26, 2011. The delisting action is stayed pending the outcome of the hearing.

As previously disclosed on March 15, 2011, the Company appointed a special committee of the board of directors, consisting of the Company’s three independent directors, and granted such special committee full authority to investigate potentially serious discrepancies and unexplained issues relating to the Company and its subsidiaries' financial records identified by KPMG, the Company's independent registered public accounting firm, in the course of their audit of the consolidated financial statements for the fiscal year ended December 31, 2010.  To assist with the internal investigation, the special committee engaged O’Melveny and Meyers, LLP which, in turn, engaged Price Waterhouse Coopers LLP to provide forensic accounting support. Due to the pendency of the internal investigation, the Company has been unable to file its Annual Report on Form 10-K for the year ended December 31, 2010 in a timely manner.

Additionally, on March 26, 2011, in connection with the internal investigation being conducted by the special committee, the Company’s board of directors passed a resolution adopting a cash control and validation plan, which required the transfer of control over the Company’s cash assets by consolidating cash into accounts over which only the chairman of the audit committee would have authority. The cash control and validation plan is a critical component of the internal investigation being conducted by the special committee, the scope of which includes assessing the circumstances surrounding the Company’s relationships with vendors, customers, banks and potential related parties. Despite April 7 (request to comply) and April 22, 2011 (demand to comply) letters sent by the special committee , to management, this plan has not yet been executed by the Company.

On April 19, 2011, the board of directors of the Company received from KPMG, a Section 10A letter which indicated that in the view of KPMG, senior management of the Company has not taken, and the board of directors has not caused senior management to take, timely and appropriate remedial actions with respect to discrepancies and/or issues relating to the Company’s financial records that were identified during the course of the audit for the year ended December 31, 2010, and that this failure to take remedial action is expected to warrant KPMG’s resignation from the audit engagement. On April 20, 2011, as required under the Securities Exchange Act of 1934, the Company notified the SEC of receipt of the KPMG letter.

Separately, the Company is also announcing the resignation of Ms. Anhui Guo, the Company’s Chief Operating Officer, Acting Chief Financial Officer and Director as of April 21, 2011.  The Company is in the process of evaluating and identifying a replacement.

Additional Disclosures:

On April 21, 2011, Ms. Anhui Guo, the Company’s Chief Operating Officer, Acting Chief Financial Officer and Director, resigned from her positions at the Company with immediate effect.

About ShengdaTech, Inc.

ShengdaTech is engaged in the business of manufacturing, marketing, and selling nano-precipitated calcium carbonate (“NPCC”) products. The Company converts limestone into NPCC using its proprietary and patent-protected technology. NPCC products are increasingly used in tires, paper, paints, building materials, and other chemical products. In addition to its broad customer base in China, the Company currently exports to Singapore, Thailand, South Korea, Malaysia, India, Latvia and Italy.

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